Exhibit 99.1

CONTACT: Terry Hammett, Investor Relations

Commercial Vehicle Group, Inc.

(614) 289-5384

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES THIRD QUARTER 2014 RESULTS

NEW ALBANY, OHIO, November 4, 2014 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company”) (Nasdaq: CVGI) today reported financial results for the third quarter ended September 30, 2014.

Third quarter 2014 revenues were $213.8 million compared to $187.9 million for the prior year period, an increase of 13.8 percent. Operating income for the third quarter was $9.7 million compared to operating loss of $3.4 million for the prior-year period. Net income was $1.2 million for the third quarter, or $0.04 per diluted share, compared to a net loss of $7.3 million, or $(0.25) per diluted share in the prior-year period. Diluted shares outstanding were 29.3 million for the third quarter compared to 28.6 million for the prior year period.

Operating income in the third quarter of 2014 increased by $13.1 million compared to the prior year period. This improvement resulted in part from the 13.8 percent increase in sales over the prior year period. Also, in the third quarter of 2013, the Company incurred $1.8 million in costs associated with employee separation, $2.7 million of asset impairments, and $2.8 million of costs for third-party consulting services. In the third quarter of 2014, the Company did not incur any material charges relating to employee separation, asset impairment or third-party consulting services.

An income tax provision of $3.3 million was recorded for the three months ended September 30, 2014 compared to an income tax benefit of $1.5 million for the prior year period. The effective tax rate continues to be negatively impacted by the need for valuation allowances in certain subsidiaries.

The Company did not have any outstanding borrowings under its asset-based revolver during the quarter ended September 30, 2014 and therefore was not subject to any financial maintenance covenants. At September 30, 2014, the Company had total liquidity of $113.2 million with cash of $76.1 million and availability from the asset-based revolver of $37.1 million.

Rich Lavin, President and CEO of Commercial Vehicle Group, stated, “We are pleased with the almost 14 percent improvement in sales compared to the third quarter of 2013. This improvement reflects the favorable production volumes in North America by the heavy-duty truck OEMs and our market position as a supplier of a full range of cab related products and systems in this region. Our global construction and agriculture end markets also performed well in the third quarter of 2014, delivering better than 10 percent more sales than in the prior year period. With respect to our pull through, we continue to be pleased with our ability to convert incremental sales into operating income. Before giving effect in the prior year period to the costs associated with employee separation, asset impairments and third party consulting services, pull through was well within the range we expect period over period.

Tim Trenary, Chief Financial Officer of Commercial Vehicle Group, stated, “Our SG&A spending during the third quarter of 2014 was $18.3 million, $2.8 million less than the prior year period. In the third quarter of 2013, the company incurred employee separation costs of $1.8 million associated with a reduction in force, $1.6 million of which was charged to SG&A expense; and $2.8 million of third party consulting services. Our SG&A spending in the third quarter of 2014 reflects spending consistent with the first two quarters of the year. We continue to evaluate our SG&A spending to ensure alignment with our recently announced long-term strategy, CVG 2020.

We continue to believe that increased production levels in North American heavy-duty truck OEMs are sustainable through the remainder of the year. We estimate that 2014 North American Class 8 truck production will be in the range of 290,000 – 300,000 units.

A conference call to discuss the contents of this press release is scheduled for Wednesday, November 5, 2014, at 10:00 a.m. ET. To participate, dial (888) 713-4205 using access code 99712534. To pre-register for the conference call and receive a pin number visit:

https://www.theconferencingservice.com/prereg/key.process?key=P6BDPVFNQ

This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 53556094.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a Delaware (USA) corporation. We were formed as a privately-held company in August 2000. We became a publicly held company in 2004. The Company (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium- and heavy-duty truck market, the medium-and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational (ATV/UTV) markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, enhanced shareholder value and other economic benefits of the consulting services, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products;

(iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; (x) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xi) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xii) volatility and cyclicality in the commercial vehicle market adversely affecting us; and (xiii) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2013. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Revenues	$213,802	$187,942	$627,869	$564,673
Cost of Revenues	185,376	169,852	546,954	505,624

Gross Profit	28,426	18,090	80,915	59,049
Selling, General and Administrative Expenses	18,333	21,135	55,553	59,423
Amortization Expense	388	383	1,163	1,196

Operating Income (Loss)	9,705	(3,428)	24,199	(1,570)
Interest and Other Expense	5,226	5,327	15,539	15,916

Income (Loss) Before Provision (Benefit) for Income Taxes	4,479	(8,755)	8,660	(17,486)
Provision (Benefit) for Income Taxes	3,316	(1,488)	5,266	(3,940)

Net Income (Loss)	1,163	(7,267)	3,394	(13,546)
Less: Non-controlling interest in subsidiary’s income (loss)	1	0	1	(3)

Net Income (Loss) Attributable to CVG Stockholders	$1,162	$(7,267)	$3,393	$(13,543)

Earnings (Loss) per Common Share:
Basic	$0.04	$(0.25)	$0.12	$(0.48)

Diluted	$0.04	$(0.25)	$0.12	$(0.48)

Weighted Average Shares Outstanding:
Basic	28,883	28,563	28,871	28,506

Diluted	29,258	28,563	29,108	28,506

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2014	2013
	(Unaudited)	(Unaudited)
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash	$76,071	$72,695
Accounts receivable, net of reserve for doubtful accounts of $2,861 and $2,302, respectively	147,605	119,069
Inventories	83,463	80,133
Deferred income taxes	8,378	8,180
Other current assets	6,227	7,536

Total current assets	321,744	287,613

Property, plant and equipment, net of accumulated depreciation of $121,464 and $118,410, respectively	74,089	78,876
Goodwill	8,250	8,220
Intangible assets, net	19,213	20,348
Deferred income taxes	20,289	24,468
Other assets, net	9,916	12,916

Total assets	$453,501	$432,441

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$80,467	$68,280
Accrued liabilities	42,453	34,285

Total current liabilities	122,920	102,565

Long-term debt	250,000	250,000
Pension and other post-retirement benefits	14,876	17,249
Other long-term liabilities	2,486	2,686

Total liabilities	390,282	372,500

Stockholders’ Equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding; common stock, $0.01 par value per share; 60,000,000 shares authorized; 28,883,629 and 28,860,143 shares issued and outstanding, respectively	296	296
Treasury stock purchased from employees; 689,248 shares, respectively	(6,095)	(6,095)
Additional paid-in capital	231,140	229,137
Retained loss	(133,729)	(137,122)
Accumulated other comprehensive loss	(28,427)	(26,308)

Total CVG stockholders’ equity	63,185	59,908
Non-controlling interest	34	33

Total stockholders’ equity	63,219	59,941

Total liabilities and stockholders’ equity	$453,501	$432,441